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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-18250, 33-39625, 33-57472, 33-50499, 333-00039, 333-09203 and
333-38953, and Forms S-3 Nos. 33-56376, 33-56378, and 333-31087) pertaining to the Fruit of the Loom, Inc. 1987 Stock Option Plan, the 1989 Stock Grant Plan and Long Term Bonus Plan, the 1992 Executive Stock Option Plan, the Fruit of the Loom, Inc. Directors' Stock Option Plan, the 1995 Executive Incentive Compensation Plan, the 1995 Non-Employee Directors' Stock Plan and the 1996 Incentive Compensation Plan, the registration of 800,000 shares of Class A Common Stock, the registration of 1,550,391 shares of Class A Common Stock, the registration of 1,800,000 shares of Class A Common Stock, $850,000,000 of Debt Securities, Preferred Stock and/or Class A Common Stock, the registration of 1,000,000 shares of Class A Common Stock and the registration of 3,000,000 shares of Class A Common Stock, and in the related Prospectuses of our report dated February 12, 1998, with respect to the consolidated financial statements and schedule of Fruit of the Loom, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1997.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 26, 1998